UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☒	Soliciting Material Pursuant to §240.14a-12.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(6)	Amount Previously Paid:

	(7)	Form, Schedule or Registration Statement No.:

	(8)	Filing Party:

	(9)	Date Filed:

This filing consists of the following documents distributed by Pharmaceutical Product Development, Inc. on October 14, 2011:

•	Impact of Acquisition on the ESPP & Shares; and

•	Treatment of Outstanding Stock Options Due to the Acquisition

Forward-Looking Statements

Certain statements in this Schedule 14A contain forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against PPD and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to satisfy the conditions to the merger, including obtaining the approval of the holders of at least a majority of PPD’s outstanding shares of common stock entitled to vote on the adoption of the merger agreement; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in PPD’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this Schedule 14A are beyond PPD’s ability to control or predict. PPD can give no assurance that the conditions to the merger will be satisfied. Except as required by law, PPD undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. PPD is not responsible for updating the information contained in this Schedule 14A beyond the published date.

DATE:	October 14, 2011

TO:	PPD Employees in Countries where ESPP is Currently Offered

FROM:	PPD Human Resources

RE:	Impact of Acquisition on the ESPP & Shares

In conjunction with the announcement on Monday, October 3, 2011 that PPD has entered into a definitive agreement (the “Merger Agreement”) to merge with and into Jaguar Holdings, LLC, an entity formed by investment funds managed by The Carlyle Group and Hellman & Friedman (the “Merger”), we wanted to share with you the impact the acquisition has on the Employee Stock Purchase Plan (“ESPP”).

This covers both participants in the current ESPP offering period, which commenced July 1, 2011, and employees that have participated in previous ESPP offering periods and still hold shares of PPD stock in their Morgan Stanley Smith Barney (MSSB) account or elsewhere.

The Q&A discussed below is intended to be illustrative, so the impact of the acquisition on the ESPP, which is a complex topic, is more easily comprehended. Wherever Q&A examples and language differs from the Merger Agreement and/or the ESPP documentation, the terms and conditions provided by the Merger Agreement and/or ESPP documentation will prevail.

What will happen to the ESPP?

Prior to the effective closing of the Merger, the ESPP will be terminated.

How will the current offering period be handled?

If the transaction closes before the end of the current offering period (i.e., before 31 December 2011) as expected, PPD will accelerate the last day of this offering period to the business day immediately prior to the closing date (date yet unknown).

In line with the current ESPP rules, the purchase price for shares of PPD Common Stock (“Common Stock”) will equal 90% of the lesser of (a) the reported closing price of the Common Stock for the first trading day of the offering period (this is July 1, 2011), and (b) the reported closing price of the Common Stock for the last day of the offering period (the business day before the closing date). If the transaction closes based on the facts as we know them today, then the purchase price for the current offering period is likely to be based on (a).

What happens if the transaction does not close until 2012?

If the transaction does not close until 2012, the current offering period (July 1, 2011 – December 31, 2011) will be processed as normal. The purchase price for shares of PPD Common Stock will equal 90% of the lesser of (a) the reported closing price of the Common Stock for the first trading day of the offering period (July 1, 2011) or (b) the reported closing price of the Common Stock for the last trading day of the offering period (December 30, 2011).

What happens to the shares of Common Stock I hold (or will hold) as a result of participating in the current or past ESPP offering periods?

At the close of the Merger (whether before or after 31 December 2011), each share of PPD Common Stock issued and outstanding will be automatically cancelled and converted into the right to receive $33.25 in cash (the “Per Share Merger Consideration Price”), without interest, on the terms and subject to the conditions set forth in the Merger Agreement. Instructions regarding surrendering your shares and receiving cash payment for them will be provided by Morgan Stanley Smith Barney.

What happens if the price I paid to purchase shares was higher than $33.25?

All shares held at the effective time of the merger will be sold at the Per Share Merger Consideration Price ($33.25) with no payment in consideration for any difference between the price you paid to acquire the shares or the price at which dividends were reinvested and the Per Share Merger Consideration Price.

Will I have any tax to pay on the cash payment I receive?

It is likely that you will have a tax liability as a result of this exercise. We recommend that you obtain independent financial advice to understand the tax consequences based on your personal circumstances.

Can I increase my contribution during the current offering period?

No. Following the start of any offering period, participants cannot increase payroll deduction amounts. Participants can still decrease or withdraw from the ESPP prior to the purchase of Common Stock consistent with the ESPP provisions.

How do I access my ESPP account?

To access your ESPP account on-line, go to www.benefitaccess.com. If you have not accessed your ESPP account before or are having trouble accessing it, please contact a Morgan Stanley Smith Barney Customer Service Representative at 888-873-1194 if in the US or 001-210-677-3712 internationally. If you hold shares in another account outside of MSSB, contact your broker.

Do I need to take any action?

Employees should ensure they have a valid Form W8-BEN (Non-US) or Form W-9 (US) on file with Morgan Stanley Smith Barney or your broker. This form can be accessed at www.benefitaccess.com or by contacting Morgan Stanley Smith Barney Customer Service at 888-873-1194 if in the US or 001-210-677-3712 internationally.

Whom can I contact if I have additional questions?

Depending on your question, you can contact either Morgan Stanley Smith Barney, your human resources representative or your Benefits Department.

Additional Information and Where to Find It

In connection with the proposed Merger, PPD will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of PPD. PPD’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. PPD’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. PPD’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Investors section of PPD’s corporate website, www.ppdi.com or directing a request by mail or telephone to Pharmaceutical Product Development, Inc., Attn: Investor Relations, 929 North Front Street, Wilmington, North Carolina 28401, telephone: (910) 558-7585.

PPD and its directors and officers may be deemed to be participants in the solicitation of proxies from PPD’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed Merger. Information about PPD’s directors and executive officers and their ownership of PPD’s common stock is set forth in the proxy statement for the company’s 2011 annual meeting of shareholders, which was filed with the SEC on March 31, 2011. Shareholders may obtain additional information regarding the interests of PPD and its directors and executive officers in the proposed Merger, which may be different than those of the company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when filed with the SEC.

All information provided in this email is intended as general information and does not constitute investment advice. We recommend that you obtain independent financial advice with regards to the tax or any other implications of this transaction based on your personal circumstances.

To ensure compliance with United States Treasury Department Circular 230, participants in the ESPP are hereby notified that (i) any discussion of United States federal tax issues in this Memorandum is not intended or written to be relied upon, and cannot be relied upon, by any ESPP participant for the purpose of avoiding penalties that may be imposed on an ESPP participant under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written to support the promotion or marketing of the transactions or matters addressed in this Memorandum; and (iii) ESPP participants should seek advice based on their particular circumstances from an independent tax advisor.

This Memorandum contains forward-looking statements, including about our expectations with respect to closing the Merger. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against PPD and others following announcement of the Merger Agreement; (3) the inability to complete the merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the holders of at least a majority of PPD’s outstanding shares of common stock entitled to vote on the adoption of the Merger Agreement; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger; (6) legislative, regulatory and economic developments, including potential changes in tax laws; and (7) other factors described in PPD’s filings with the SEC. Many of the factors that will determine the outcome are beyond PPD’s ability to control or predict. PPD can give no assurance that the conditions to the Merger will be satisfied. Except as required by law, PPD undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. PPD is not responsible for updating the information contained in this Memorandum beyond the published date.

DATE:	October 14, 2011

TO:	PPD Employees Holding Outstanding Stock Options

FROM:	PPD Finance

RE:	Treatment of Outstanding Stock Options Due to the Acquisition

In conjunction with the announcement on Monday, October 3, 2011, that PPD has entered into a definitive agreement (the “Merger Agreement”) to merge with and into a wholly owned subsidiary of Jaguar Holdings, LLC, an entity formed by investment funds managed by The Carlyle Group and Hellman & Friedman, we wanted to share with you further information as it relates to the treatment of outstanding stock options.

This email is targeted to those employees who currently have outstanding stock options. Should you exercise your stock options or should they cancel or terminate as provided in your executed Stock Option Agreement or other applicable plan documents prior to the effective closing of the Merger, you will not be eligible to receive payment as illustrated below. If you exercise your options and hold on to the shares acquired prior to the effective closing of the Merger, then you will be treated as other shareholders in connection with the acquisition, subject to any applicable tax withholding that applies upon your exercise.

The example below is intended to be illustrative, so that the treatment of outstanding stock options, which is a complex topic, is more easily comprehended. We are not able to re-create every scenario in this communication, and wherever the example and guidance provided differs from the Merger Agreement, the terms and conditions provided by the Merger Agreement will control.

What will happen to my outstanding stock options?

Upon the effective closing of the merger, each outstanding (unexercised, vested and unvested) stock option1 shall be fully vested, then immediately cancelled and converted into the right to receive a cash payment equal to:

The number of shares subject to the outstanding stock option multiplied by the excess, if any, of the $33.25 payable for each share of PPD stock in the Merger over the exercise price of the stock option less any applicable tax withholdings.

Example

Grant Date	Shares Subject to Outstanding Stock Options	Per Share Merger Consideration	Exercise Price	Gross Payment (USD)	Applicable Tax (e.g. 36.65%)[1]	Net Payment (USD)
16-Nov-04	3,000	$33.25	$20.47	$38,340.00	$14,051.61	$24,288.39
21-Feb-07	500	$33.25	$32.47	$390.00	$142.94	$247.07
20-Feb-08	1,200	$33.25	$43.26	$0.00	$0.00	$0.00

					TOTAL	$24,535.46

[1]

Withholding rates in this example are based on 25% Federal, 6% North Carolina State, 4.2% Social Security (temporary rate), 1.45% Medicare. Additional federal and/or state and local income tax may be due and/or withheld.

[1]	Excluding stock options held by Raymond H. Hill, our chief executive officer.

The tax treatment of any stock option gains and tax withholding rates for employees located outside the US will differ from the above illustration, which is based on a US employee located in North Carolina. Please consult with your individual tax advisers with respect to the tax treatment of your options.

What happens if the exercise price of any of my outstanding stock options equals or exceeds $33.25?

If the exercise price of a stock option is equals or exceeds $33.25, the stock option shall be cancelled with no payment in consideration therefor.

Are there any restrictions on exercising outstanding stock options before closing?

We expect there will be a blackout period for exercises and sales for approximately ten (10) business days prior to the effective closing of the merger. Until then, you are able to exercise your outstanding vested stock options (and, if you wish, sell the shares on the open market) through the current process. As we near the date of closing (unknown as of now), further information about cash payment dates and processes will be communicated to you.

If you have any questions regarding this email please contact your human resources representative.

Additional Information and Where to Find It

In connection with the proposed merger, PPD will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of PPD. PPD’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. PPD’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. PPD’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Investors section of PPD’s corporate website, www.ppdi.com or directing a request by mail or telephone to Pharmaceutical Product Development, Inc., Attn: Investor Relations, 929 North Front Street, Wilmington, North Carolina 28401, telephone: (910) 558-7585.

PPD and its directors and officers may be deemed to be participants in the solicitation of proxies from PPD’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed merger. Information about PPD’s directors and executive officers and their ownership of PPD’s common stock is set forth in the proxy statement for the company’s 2011 annual meeting of shareholders, which was filed with the SEC on March 31, 2011. Shareholders may obtain additional information regarding the interests of PPD and its directors and executive officers in the proposed merger, which may be different than those of the company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

All information provided in this email is intended as general information and does not constitute investment advice. We recommend that you obtain independent financial advice with regards to the tax or any other implications of this transaction based on your personal circumstances.

To ensure compliance with United States Treasury Department Circular 230, option holders are hereby notified that (i) any discussion of United States federal tax issues in this Memorandum is not intended or written to be relied upon, and cannot be relied upon, by any option holder for the purpose of avoiding penalties that may be imposed on an option holder under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written to support the promotion or marketing of the transactions or matters addressed in this Memorandum; and (iii) option holders should seek advice based on their particular circumstances from an independent tax advisor.

This Memorandum contains forward-looking statements, including about our expectations with respect to closing the Merger. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against PPD and others following announcement of the Merger Agreement; (3) the inability to complete the Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the holders of at least a majority of PPD’s outstanding shares of common stock entitled to vote on the adoption of the Merger Agreement; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger; (6) legislative, regulatory and economic developments, including potential changes in tax laws; and (7) other factors described in PPD’s filings with the SEC. Many of the factors that will determine the outcome are beyond PPD’s ability to control or predict. PPD can give no assurance that the conditions to the Merger will be satisfied. Except as required by law, PPD undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. PPD is not responsible for updating the information contained in this Memorandum beyond the published date.